Exhibit 99.1
Trizec Properties, Inc.
Retention Bonus Program and Severance Plan Summaries
In connection with the execution of the merger agreement with Brookfield Properties, Trizec is pleased to announce that it has adopted a retention bonus program and a severance plan. The summary of the retention bonus program is subject to the terms and conditions that will be communicated in a letter to be provided later to eligible employees. The summary of the severance plan is subject in its entirety to the actual terms of the severance plan, a copy of which is available upon request from Trizec’s Human Resources Department. Regular full-time and part-time non-union employees will be eligible for retention and severance benefits.
The Retention Bonus Program
The key points of the retention bonus program are as follows:
The retention bonus program includes a program for actively employed professional employees, and a program for actively employed non-union, hourly employees. Under each program, a retention bonus is payable to eligible employees who continue to be actively employed with Trizec’s successor company for the 90 day period following the date of closing of the merger. If you are eligible for a retention bonus but your employment is terminated prior to end of this 90 day period under circumstances that would entitle you to a severance benefit under the severance plan (described below), you will be paid the retention bonus within 10 business days of termination of employment. If you resign or are terminated before the end of this 90 day period under circumstances that do not entitle you to severance benefits under the severance plan, you will not be paid any retention bonus.
For professional employees, the retention bonus will be paid in a lump sum calculated as follows:

Years of Service	Retention Bonus Formulation
(In weeks of base salary)
Less than 3	3 weeks, plus 2 weeks per year of service
At least 3, but less than 7	7 weeks, plus 2 weeks per year of service
At least 7, but less than 10	9 weeks, plus 2 weeks per year of service
10 or more	11 weeks, plus 2 weeks per year of service

For hourly employees, the retention bonus will be paid in a lump sum calculated as follows:

Years of Service	Retention Bonus Formulation
(In weeks of base salary)
Less than 3	3 weeks, plus 1 week per year of service
At least 3, but less than 7	7 weeks, plus 1 week per year of service
At least 7, but less than 10	9 weeks, plus 1 week per year of service
10 or more	11 weeks, plus 1 week per year of service

For purposes of the retention bonus calculation, “years of service” means your most recent continuous years and fractional years of service with Trizec and its subsidiaries. Any fractional year of service will be rounded to the nearest month.

Severance Plan Summary
The key points of the severance plan are as follows:
Eligible employees who are terminated without “cause”, (as defined in the severance plan) or who quit for “good reason” (defined as a reduction in base salary, incentive compensation or aggregate employee benefits, or a substantial reduction in responsibilities, or areas of supervision, or a requirement to move employment location 35 miles or more from current job site) between June 5, 2006 and the date that is one year after the closing of the merger are entitled to the following:
•	A severance benefit based on employment level and years of service (partial years of service are pro-rated to the nearest month), as follows:
     For regular, exempt, professional, non-officer employees:
•	Three weeks of base salary plus two weeks of base salary per year of service, up to a maximum six months base salary.
     For regular, hourly, non-exempt, non-union, non-officer employees:
•	Three weeks of base salary plus one week of base salary per year of service, up to a maximum of six months base salary.
•	A pro rata payment of your annual cash bonus (based on the greater of your 2006 target or what you received as a 2005 annual bonus) for the portion of the calendar year in which you were employed. You also will receive payment of your accrued and unused vacation.

•	In addition, terminated employees who are covered under Trizec’s group health plans at the time of termination will be eligible to elect to receive COBRA continuation health coverage for a maximum period of 18 months (up to 29 months, if disabled at time of termination).

•	Outplacement assistance consistent with your duties/profession, subject to reasonable limits.

•	To the extent not already paid to you, if you are eligible, you also will receive payment of your retention bonus.
In order to collect a severance benefit, you must sign a waiver and release agreement. The severance plan was effective June 5, 2006 and will remain in effect for one year after the change in control of Trizec becomes effective.
There are different severance arrangements for officers that are not included in this summary.
Additional Information About the Merger and Where to Find It
This communication is a result of the proposed merger transaction involving Trizec and affiliates of Brookfield. In connection with the transaction, Trizec will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction.
The final proxy statement will be mailed to Trizec stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at Trizec’s Web site, www.trz.com, or by contacting Dennis Fabro, Senior Vice President, Investor Relations, telephone (312) 798-6000.
Trizec and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding Trizec’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.